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                                                                EXHIBIT 10.9

                               FORE SYSTEMS, INC.

                       CHANGE IN CONTROL SEPARATION PLAN

                                  Introduction

         The Board of Directors of FORE Systems, Inc. recognizes that the Corporation, as a publicly held company, may experience a change in control, and that the possibility of a change in control may create uncertainty resulting in the loss or distraction of certain key employees of the Corporation to the detriment of the Corporation and its stockholders.

         The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Corporation and its stockholders. The Board also believes that when a change in control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from its key employees regarding the best interests of the Corporation and its stockholders without concern that such employees might be distracted or concerned by the personal uncertainties and risks created by the perception that a change in control might be imminent.

         Accordingly, the Board has determined that appropriate steps should be taken to assure the Corporation of the continued employment and dedication to duty of certain key employees and to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a change in control.

         Therefore, in order to fulfill the above purposes, the FORE Systems, Inc. Change In Control Separation Plan is hereby adopted by the Board.

                                   ARTICLE I.
                             ESTABLISHMENT OF PLAN

         As of the Effective Date, the Corporation has established a compensation plan known as the FORE Systems, Inc. Change In Control Separation Plan as set forth in this document.

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                                   ARTICLE II
                                  DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

         (a) AVERAGE BONUS. The average annual bonus received by a Participant for the three most recent fiscal years of the Corporation (or such lesser number of fiscal years during which the Participant was employed by the Corporation) completed prior to (i) the occurrence of a Change in Control or
(ii) the Participant's termination of employment, whichever produces the higher average. For this purpose, if a Participant was employed by the Corporation for only a portion of an applicable fiscal year, the Participant's bonus for such fiscal year, if any, shall be annualized.

         (b) BASE SALARY. The highest rate of annual base salary in effect for a Participant from the Corporation or its Subsidiaries during the three most recent fiscal years of the Corporation completed prior to (i) the occurrence of a Change in Control or (ii) the Participant's termination of employment, whichever produces the higher amount. Base Salary shall not include bonuses, overtime pay, and incentive compensation.

         (c) BOARD. The Board of Directors of the Corporation.

         (d) CAUSE. "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

                  (i) The Participant's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

                  (ii) The willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Corporation or its Subsidiaries; provided, however, that no act or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation or its Subsidiaries.

         (e) CHANGE IN CONTROL. "Change in Control" shall mean:

                  (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") (other than the Corporation, a Subsidiary or any of their

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         benefit plans) of beneficial ownership (within the meaning of Rule
         13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Corporation Voting Securities"); or

                  (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  (iii) Consummation by the Corporation of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Corporation Common Stock and Corporation Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Corporation Voting Securities, as the case may be; or

                  (iv)(A) Consummation of a complete liquidation or dissolution of the Corporation or (B) sale or other disposition of all or substantially all of the assets of the Corporation other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or

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         indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Corporation Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Corporation Common Stock and Corporation Voting Securities, as the case may be, immediately prior to such sale or disposition.

         (f) CODE. The Internal Revenue Code of 1986, as amended from time to time.

         (g) COMMITTEE. The Compensation Committee of the Board.

         (h) CORPORATION. FORE Systems, Inc., a Delaware corporation, and any Successor.

         (i) DATE OF TERMINATION. The effective date of a Participant's termination of employment with the Corporation and its Subsidiaries.

         (j) EFFECTIVE DATE. April 18, 1996, or such other date as the Board shall designate in its resolution approving the Plan.

         (k) GOOD REASON. Without the Participant's express written consent, the occurrence of any one or more of the following:

                  (i) The Participant's position, management responsibilities or working conditions are substantially diminished from those in effect immediately prior to the Change in Control, as compared to those of other senior executives of the Corporation, or the Participant is assigned duties inconsistent with his or her position;

                  (ii) The Corporation's requiring the Participant to be based at a location in excess of thirty-five (35) miles from the location of the Participant's principal job location or office immediately prior to the Change in Control, except for required travel on the Corporation's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change in Control;

                  (iii) A material reduction by the Corporation of the Participant's compensation or benefits from those in effect immediately prior to the Change in Control;

                  (iv) The failure of the Corporation to obtain a satisfactory agreement from any Successor to assume and agree to perform the Corporation's obligations to the Participant under this Plan, as contemplated in Article V herein.

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         The Participant's right to terminate employment for Good Reason shall not be affected by the Participant's (A) incapacity due to physical or mental illness or (B) continued employment for less than ninety (90) days following the occurrence of (or, if later, the Participant's gaining knowledge of) any event constituting Good Reason herein.

         (l) PARTICIPANT. A key employee who has been designated by the Board as a participant in the Plan. The Participants as of the Effective Date are listed on Schedule 1 attached to the Plan.

         (m) PLAN. FORE Systems, Inc. Change in Control Separation Plan, as the same may be amended from time to time.

         (n) SEPARATION BENEFITS. The benefits payable in accordance with
Section 4.2 of the Plan.

         (o) SUBSIDIARY. Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

         (p) SUCCESSOR. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, of all or substantially all of the assets of the Corporation.

                                  ARTICLE III
                                  ELIGIBILITY

         Schedule 1 to this Plan is a list of the key employees of the Corporation who shall be Participants as of the Effective Date. The Board may from time to time designate other key employees as Participants. All Participants shall be management or highly compensated employees of the Corporation. A Participant shall cease to be a Participant in the Plan when he ceases to be an employee of the Corporation or a Subsidiary, unless such Participant is then entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit shall remain a Participant in the Plan until the full amount of all Separation Benefits has been paid to him.

                                   ARTICLE IV
                              SEPARATION BENEFITS

         IV.1 RIGHT TO SEPARATION BENEFIT. A Participant shall be entitled to receive from the Corporation Separation Benefits in the amount provided in
Section 4.2 if a Change in Control occurs and if, within two years thereafter, the Participant's employment

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with the Corporation and its Subsidiaries shall terminate either (a) by action of the Corporation without Cause or (b) by reason of the Participant's resignation from such employment for Good Reason.

         IV.2 SEPARATION BENEFITS. If a Participant's employment terminates in circumstances entitling him to Separation Benefits as provided in Section 4.1, subject to Section 4.4, the Participant shall be entitled to the following:

         (a) The Corporation shall pay such Participant, within ten (10) days of the Date of Termination, a Separation Benefit equal to one (1.0) times the sum of (x) such Participant's Base Salary and (y) such Participant's Average Bonus.

         (b) The Participant shall receive from the Corporation an amount, paid within ten (10) days of the Date of Termination, equal to (i) the greater of
(A) the Participant's Average Bonus and (B) the Participant's target bonus for the year in which the Date of Termination occurs, multiplied by (ii) a fraction, the numerator of which is the number of days from the April 1 preceding the date of termination to the Date of Termination, both inclusive, and the denominator of which is 365.

         (c) All welfare benefits, including medical, life and disability benefits, pursuant to plans under which the Participant and/or the Participant's family is eligible to receive benefits and/or coverage shall be continued for a period of three years after the Date of Termination. Such benefits shall be provided to the Participant at no less than the same coverage level as in effect as of the Date of Termination. The Corporation shall pay the full cost of such continued benefits, except that the Participant shall bear any portion of such cost as was required to be borne by key employees of the Corporation generally at the Date of Termination. Notwithstanding the foregoing:

                  (i) These welfare benefits may be discontinued prior to the end of the period provided in this Section to the extent, but only to the extent, that the Participant receives substantially similar benefits from a subsequent employer.

                  (ii) If the Corporation determines that giving the continued welfare benefit coverage described in this Section would adversely affect the tax qualification of a benefit plan, the Corporation may pay the Participant a lump sum cash amount equal to the after-tax present value to the Participant of such continued coverage, in lieu of giving such continued coverage. The present value shall be determined as described in Section 4.4(a).

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         (d) Any and all stock options and stock-based rights held by the
Participant on the Date of Termination that would otherwise have vested within eighteen (18) months after the Date of Termination shall be immediately and fully vested and exercisable as of the Date of Termination. Subject to the foregoing, all stock options and stock-based rights held by the Participant on the Date of Termination shall be administered in accordance with the terms of the applicable plans and agreements.

         IV.3 OTHER BENEFITS PAYABLE. The Separation Benefits described in
Section 4.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant following termination, including but not limited to accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

           IV.4     CERTAIN REDUCTION OF PAYMENTS BY THE CORPORATION.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation or its Subsidiaries to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a "Payment") would be nondeductible by the Corporation for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Plan (such payments or distributions pursuant to this Plan are hereinafter referred to as "Plan Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Corporation because of Section 280G of the Code. For purposes of this Section 4.4, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

         (b) All determinations required to be made under this Section 4.4 shall be made by the accounting firm that was the Corporation's primary outside public accounting firm before the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and the Participant within fifteen (15) business days of the Date of Termination or such earlier time as is requested by the Corporation. Any such determination by the Accounting Firm shall be binding upon the Corporation and the Participant. Within five (5) business days of the determination by the Accounting Firm as to the Reduced Amount, the Corporation shall pay to or distribute to or for the benefit of the Participant such amounts as are then

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due to the Participant under this Plan. If Plan Payments are to be reduced, the
Participant shall determine which Plan Payments shall be reduced to comply with this Section.

         (c) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the limitation set forth in this Section 4.4 shall not apply in the event that the Accounting Firm determines that the benefits to the Participant under the Plan on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Participant if such limitation is applied.

         IV.5 PAYMENT OBLIGATIONS ABSOLUTE. Upon a Change in Control, subject to Section 4.4, the Corporation's obligations to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan and, except as otherwise provided in Section 4.2(c)(i), in no event shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                   ARTICLE V
                            SUCCESSOR TO CORPORATION

         The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Corporation shall require such Successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under the Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

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                                   ARTICLE VI
                      DURATION, AMENDMENT AND TERMINATION

         VI.1 DURATION. If a Change in Control has not occurred, the Plan shall expire five (5) years from the Effective Date, unless sooner terminated as provided in Section 6.2, or unless extended as described below. Following the end of the five (5) year term, on each anniversary of the Effective Date before a Change in Control, the term of the Plan shall be automatically extended to continue for an additional one (1) year period, unless the Board determines before the anniversary date that the term will not be extended. If a Change in Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Separation Benefits hereunder shall have received such payments in full.

         VI.2 AMENDMENT AND TERMINATION. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Incumbent Board, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

         VI.3 FORM OF AMENDMENT. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment or termination has been approved by the Incumbent Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall automatically effect a termination of all Participants' rights and benefits hereunder.

                                  ARTICLE VII
                                 MISCELLANEOUS

         VII.1 WITHHOLDING TAXES. The Corporation may directly or indirectly withhold from any payments made under this Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         VII.2 INDEMNIFICATION. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Corporation will, if the Participant substantially prevails in such action, pay for all reasonable legal fees and expenses incurred by such Participant.

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         VII.3 EMPLOYMENT STATUS. The Plan does not constitute a contract of employment or impose on the Participant or the Corporation or any of its Subsidiaries any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries' regarding termination of employment.

         VII.4 NO ATTACHMENT. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         7.5 SOURCE OF PAYMENT. All payments provided for under this Plan shall be paid in cash from the general funds of the Corporation. The Corporation shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Corporation shall make any investments to aid it in meeting its obligations hereunder, the Participants shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

         7.6 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.7 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware, other than the conflict of law provisions of such laws.

         7.8 NAMED FIDUCIARY AND ADMINISTRATOR. For the purposes of the Employee Retirement Income Security Act of 1974, the Corporation shall be the "named fiduciary" and the "administrator" of the Plan. The Plan Administrator shall operate, interpret and implement the Plan.

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The Plan Administrator shall operate, interpret and implement the Plan. The
Plan Administrator shall have all such powers as are necessary to discharge his duties, including, but not limited to, the interpretation and construction of all provisions of the Plan, the determination of all questions of eligibility, participation, benefits and all other related or incidental matters, and such duties and powers of Plan administration which are not assumed from time to time by any other appropriate entity, individual, or institution. The Plan Administrator shall decide all such questions and his decisions and determinations that are not arbitrary and capricious shall be binding and conclusive on the Corporation, the Participant, the Participant's designee, the Participant's spouse or other dependent or beneficiary, employees, and all other interested parties.

         The Plan Administrator may require each Participant to submit, in such form as he shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

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                                   SCHEDULE 1

                               Plan Participants

                  Eric C. Cooper

                  Onat Menzilcioglu

                  Francois J. Bitz

                  Robert D. Sansom

                  Michael I. Green

                  Thomas J. Gill

                  Kim Niederman

                  Steve Young